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            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated December 19, 2005, relating to the financial statements and financial highlights which appears in the October 31, 2005 Annual Report to Shareholders of AIM Summit Fund, which are incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights", "Other Service Providers", and "Examples of Persons to Whom AIM Provides Non-Public Portfolio Holdings on an Ongoing Basis", in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Houston, Texas
September 29, 2006